                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                   THERETO FILED PURSUANT TO RULE 13(d)-2(a)

                               (Amendment No. 7)1

                              VCampus Corporation
                              -------------------
                                (Name of issuer)

                           COMMON STOCK $.01 PAR VALUE
                           ---------------------------
                         (Title of class of securities)

                                   92240C 10 0
                                   -----------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                  (212)753-7200
                                  -------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 March 27, 2003
                                 --------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the acquisition  which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  Schedules  filed  in  paper  format  shall  include  a signed original  and five copies of the  schedule,  including  all  exhibits.  See Rule
13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 27 Pages)

--------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                     Page 2 of 27 Pages
------------------------                                    --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    135,375(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                10,922(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                135,375 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                10,922(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     146,295(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes (i) 21,123 shares of Common Stock issuable upon  conversion of shares  of Series C  Preferred  Stock and (ii)  33,516  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Partners, L.P.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                     Page 3 of 27 Pages
------------------------                                    --------------------

(2)         Includes (i) 1,795 shares of Common Stock  issuable upon  conversion of shares  of Series C  Preferred  Stock  and (ii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P. Wheatley Partners, L.P. disclaims beneficial ownership of these securities.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                     Page 4 of 27 Pages
------------------------                                    --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    7,417(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                146,295(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                7,417(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                146,295(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     153,713(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                     Page 5 of 27 Pages
------------------------                                    --------------------

(1)         Includes (i) 1,790 shares of Common Stock  issuable upon  conversion of shares  of Series C  Preferred  Stock  and (ii)  1,818  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Mr. Lieber.

(2)         Includes   (a)(i)  21,123  shares  of  Common  Stock  issuable  upon
            conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 1,795 shares of Common Stock issuable upon  conversion of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock issuable upon conversion of Series D Preferred  Stock,  all of which  are  held by  Wheatley  Foreign  Partners,  L.P.  Mr.  Lieber disclaims  beneficial  ownership of these securities,  except to the extent  of  his  respective  equity  interest,  in  respect  of  the securities  held by Wheatley  Partners,  L.P. and  Wheatley  Foreign
            Partners, L.P.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                     Page 6 of 27 Pages
------------------------                                    --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    1,625,366(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                152,635(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,625,366(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                152,635(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,778,001(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     58.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                     Page 7 of 27 Pages
------------------------                                    --------------------

(1)         Includes  (a)(i)  336,433  shares  of  Common  Stock  issuable  upon exercise of warrants,  (ii) 4,584  shares of Common  Stock  issuable upon conversion of shares of Series C Preferred  Stock,  (iii) 4,545 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, (iv) 245,903 shares of Common Stock issuable upon conversion of Series F Preferred Stock, (v) 232,443 shares of Common
            Stock issuable upon conversion of Series F-1 Preferred  Stock,  (vi)
            107,024  shares of Common Stock  issuable upon  conversion of Series
            F-2 Preferred  Stock,  (vii) 426,190 shares of Common Stock issuable upon  conversion of Series G Preferred Stock and (viii) 5,000 shares of Common Stock issuable upon exercise of options,  all of which are held by Mr.  Fingerhut,  and  (b)(i)  9,185  shares of Common  Stock issuable  upon  exercise of warrants (ii) 358 shares of Common Stock issuable upon  conversion of shares of Series C Preferred  Stock and
            (iii) 37,640  shares of Common Stock  issuable  upon  conversion  of
            Series G  Preferred  Stock,  all of which are held by an account for which Mr. Fingerhut has sole voting and dispositive power.

(2)         Includes   (a)(i)  21,123  shares  of  Common  Stock  issuable  upon
            conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 1,795 shares of Common Stock issuable upon  conversion of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock, all of which are held by Wheatley Foreign Partners,  L.P. Mr.
            Fingerhut disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                     Page 8 of 27 Pages
------------------------                                    --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Seth Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    639(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                146,295(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                639(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                146,295(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     146,935(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                     Page 9 of 27 Pages
------------------------                                    --------------------

(1)         Includes  358 shares of Common Stock  issuable  upon  conversion  of shares of  Series C  Preferred  Stock,  all of which are held by Mr.
            Lieber.

(2)         Includes   (a)(i)  21,123  shares  of  Common  Stock  issuable  upon
            conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 1,795 shares of Common Stock issuable upon  conversion of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock, all of which are held by Wheatley Foreign Partners,  L.P. Mr.
            Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 10 of 27 Pages
------------------------                                    --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Jonathan Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    358(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                146,295(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                358(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                146,295(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     146,653(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 11 of 27 Pages
------------------------                                    --------------------

(1)         Consists of 358 shares of Common Stock  issuable upon  conversion of shares of  Series C  Preferred  Stock,  all of which are held by Mr.
            Lieber.

(2)         Includes   (a)(i)  21,123  shares  of  Common  Stock  issuable  upon
            conversion  of shares of Series C  Preferred  Stock and (ii)  33,516 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P., and (b)(i) 1,795 shares of Common Stock issuable upon  conversion of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock, all of which are held by Wheatley Foreign Partners,  L.P. Mr.
            Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 12 of 27 Pages
------------------------                                    --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    10,922 (1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                135,375 (2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                10,922 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                135,375 (2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     146,295 (1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 13 of 27 Pages
------------------------                                    --------------------

(1)         Includes (i) 1,795 shares of Common Stock  issuable upon  conversion of shares  of Series C  Preferred  Stock  and (ii)  2,847  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P.

(2)         Includes (i) 21,123 shares of Common Stock issuable upon  conversion of shares  of Series C  Preferred  Stock and (ii)  33,516  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred  Stock, all of which are held by Wheatley  Partners,  L.P.
            Wheatley Foreign Partners,  L.P. disclaims  beneficial  ownership of these securities.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 14 of 27 Pages
------------------------                                    --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    716 (1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                716 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     716 (1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 15 of 27 Pages
------------------------                                    --------------------

(1)         Includes  716 shares of Common Stock  issuable  upon  conversion  of shares of Series C Preferred  Stock, all of which are held by Seneca
            Ventures.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 16 of 27 Pages
------------------------                                    --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Woodland Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    7,775 (1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                7,775 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     7,775 (1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 17 of 27 Pages
------------------------                                    --------------------

(1)         Includes (i) 2,148 shares of Common Stock  issuable upon  conversion of shares  of Series C  Preferred  Stock  and (ii)  1,818  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Woodland Partners.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 18 of 27 Pages
------------------------                                    --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Woodland Venture Fund
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    716 (1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                716 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     716 (1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 19 of 27 Pages
------------------------                                    --------------------

(1)         Includes  716 shares of Common Stock  issuable  upon  conversion  of shares  of  Series  C  Preferred  Stock,  all of  which  are held by
            Woodland Venture Fund.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 20 of 27 Pages
------------------------                                    --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Pamela Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    6,340 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                6,340 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     6,340 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 21 of 27 Pages
------------------------                                    --------------------

            The following  constitutes  Amendment  No. 7 ("Amendment  No. 7") to
Schedule 13D, as amended to date, filed by the undersigned (the "Schedule 13D").
Except as specifically amended by this Amendment No. 7, the Schedule 13D remains in full force and effect.

            Item 3 is hereby amended to add the following:

Item 3.     Source and Amount of Funds or Other Consideration.
            -------------------------------------------------

            As set forth in Item  5(c) of this  Amendment  No. 7, the  aggregate purchase  price of the (i) 14,786  shares of Series G  Preferred  Stock and (ii)
warrants to purchase 36,740 shares of Common Stock held by Barry Fingerhut or an account for which Mr. Fingerhut has voting and dispositive power is $400,000 and were acquired with his personal, its working capital and their other funds.

            Items 5 (a) and (b) are hereby  amended to read in their entirety as follows:

Item 5.     Interest in Securities of the Issuer.
            ------------------------------------

            (a)  The  following  table  sets  forth  the  aggregate  number  and percentage  (based on (i)  1,581,307  shares of Common Stock  outstanding  as of
March 26, 2003 as reported in the Issuer's  report for the period ended December
31, 2002 on Form 10-K filed with the Securities and Exchange Commission on March
31, 2003,  plus (ii) 72,138 shares of Common Stock issued as stock  dividends on the Series D Preferred Stock) of Common Stock  beneficially owned by each person named in Item 2 of this Schedule 13D, as amended.

                                            Shares of Common       Percentage of Shares
                                                 Stock                of Common Stock
Name                                       Beneficially Owned       Beneficially Owned
----                                       ------------------       ------------------

Wheatley Partners, L.P.(1)                        146,295                 8.9

Barry Rubenstein(2)                               155,503                 9.4

Irwin Lieber(3)                                   153,713                 9.3

Barry Fingerhut(4)                              1,778,001                58.3

Wheatley Partners, LLC(5)                         146,295                 8.9

Seth Lieber(6)                                    146,935                 9.0

Jonathan Lieber(7)                                146,653                 8.9

Wheatley Foreign Partners, L.P.(8)                146,295                 8.9

Woodland Partners(9)                                7,775                 0.5

Marilyn Rubenstein(10)                              9,208                 0.6

Seneca Ventures(11)                                   716                 0.0

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 22 of 27 Pages
------------------------                                    --------------------

Woodland Venture Fund(12)                             716                 0.0
Woodland Services Corp.(13)                         1,432                 0.1
Pamela Fingerhut                                    6,340                 0.4

---------------------
(1)         Includes (i) 21,123 shares of Common Stock issuable upon  conversion of shares  of Series C  Preferred  Stock and (ii)  33,516  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred  Stock, all of which are held by Wheatley  Partners,  L.P.
            Also  includes  (i)  1,795  shares  of Common  Stock  issuable  upon conversion  of  shares of Series C  Preferred  Stock and (ii)  2,847 shares of Common Stock issuable upon  conversion of shares of Series
            D  Preferred  Stock,  all of  which  are  held by  Wheatley  Foreign
            Partners,   L.P.  Wheatley  Partners,   L.P.  disclaims   beneficial
            ownership of these securities.

(2)         Includes (a) 21,123 shares of Common Stock issuable upon  conversion of shares  of Series C  Preferred  Stock and (ii)  33,516  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley  Partners,  L.P.,
            (b)(i) 1,795  shares of Common Stock  issuable  upon  conversion  of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock,  all of which are held by Wheatley  Foreign  Partners,  L.P.,
            (c)(i) 2,148  shares of Common Stock  issuable  upon  conversion  of shares of Series C Preferred  Stock and (ii) 1,818  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock, all of which are held by Woodland Partners,  and (d)(i) 1,432 shares of Common Stock issuable upon  conversion of shares of Series
            C  Preferred  Stock,  one-half  of  which  are  held  by each of the
            Woodland Venture Fund and Seneca Ventures.  Mr. Rubenstein disclaims beneficial  ownership of these  securities,  except to the extent of his respective equity interest therein.

(3)         Includes (i) 1,790 shares of Common Stock  issuable upon  conversion of shares  of Series C  Preferred  Stock  and (ii)  1,818  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Mr. Lieber.  Also includes
            (a)(i)  21,123 shares of Common Stock  issuable  upon  conversion of shares of Series C Preferred  Stock and (ii) 33,516 shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock, all of which are held by Wheatley Partners, L.P. and, (b) (i)
            1,795 shares of Common Stock  issuable upon  conversion of shares of
            Series C  Preferred  Stock and (ii)  2,847  shares  of Common  Stock issuable upon conversion of Series D Preferred  Stock,  all of which are held by Wheatley  Foreign  Partners,  L.P. Mr. Lieber  disclaims beneficial  ownership of these  securities,  except to the extent of his respective equity interest therein.

(4)         Includes  (a)(i)  336,433  shares  of  Common  Stock  issuable  upon exercise of warrants (ii) 4,584 shares of Common Stock issuable upon conversion of shares of Series C Preferred  Stock (iii) 4,545 shares of  Common  Stock  issuable  upon  conversion  of shares of Series D
            Preferred  Stock (iv) 245,903  shares of Common Stock  issuable upon conversion of Series F Preferred  Stock (v) 232,443 shares of Common
            Stock  issuable upon  conversion of Series F-1 Preferred  Stock (vi)
            107,024  shares of Common Stock  issuable upon  conversion of Series
            F-2 Preferred  Stock (vii) 426,190  shares of Common stock  issuable

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 23 of 27 Pages
------------------------                                    --------------------

            upon  conversion  of the Series G Preferred  Stock and (viii)  5,000 shares of Common Stock  issuable  upon  exercise of options,  all of which are held by Mr.  Fingerhut,  and (b)(i) 9,185 shares of Common
            Stock issuable upon exercise of warrants,  (ii) 358 shares of Common
            Stock  issuable  upon  conversion  of shares  of Series C  Preferred
            Stock,  and  (iii)  37,640  shares  of Common  Stock  issuable  upon conversion of shares of Series G Preferred  Stock,  all of which are held by an  account  for which Mr.  Fingerhut  has sole  voting  and dispositive  power.  Also  includes  (a)(i)  21,123 shares of Common
            Stock issuable upon conversion of shares of Series C Preferred Stock and (ii) 33,516 shares of Common Stock  issuable upon  conversion of shares  of  Series  D  Preferred  Stock,  all of  which  are held by
            Wheatley  Partners,  L.P.,  and (b)(i)  1,795 shares of Common Stock issuable upon  conversion of shares of Series C Preferred  Stock and
            (ii) 2,847 shares of Common Stock issuable upon conversion of shares of  Series D  Preferred  Stock,  all of which  are held by  Wheatley
            Foreign Partners,  L.P. Mr. Fingerhut disclaims beneficial ownership of these  securities,  except to the extent of his respective equity interest therein.

(5)         Includes (a) 21,123 shares of Common Stock issuable upon  conversion of shares  of Series C  Preferred  Stock and (ii)  33,516  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Wheatley  Partners,  L.P., and (b)(i) 1,795 shares of Common Stock issuable upon  conversion of shares of Series C Preferred  Stock and (ii) 2,847  shares of Common
            Stock  issuable  upon  conversion  of shares  of Series D  Preferred
            Stock,  all of which are held by  Wheatley  Foreign  Partners,  L.P.
            Wheatley  Partners,  LLC  disclaims  beneficial  ownership  of these securities,  except to the extent of its respective  equity interest therein.

(6)         Includes  358 shares of Common Stock  issuable  upon  conversion  of shares of  Series C  Preferred  Stock,  all of which are held by Mr.
            Lieber.  Also includes (a)(i) 21,123 shares of Common Stock issuable upon  conversion  of  shares of  Series C  Preferred  Stock and (ii)
            33,516 shares of Common Stock issuable upon  conversion of shares of
            Series  D  Preferred  Stock,  all of  which  are  held  by  Wheatley
            Partners,  L.P.,  and (b)(i) 1,795  shares of Common Stock  issuable upon conversion of shares of Series C Preferred Stock and (ii) 2,847 shares of Common Stock issuable upon  conversion of shares of Series
            D  Preferred  Stock,  all of  which  are  held by  Wheatley  Foreign
            Partners,  L.P. Mr. Lieber disclaims  beneficial  ownership of these securities,  except to the extent of his respective  equity interest therein.

(7)         Consists of 358 shares of Common Stock  issuable upon  conversion of shares of  Series C  Preferred  Stock,  all of which are held by Mr.
            Lieber.  Also includes (a)(i) 21,123 shares of Common Stock issuable upon  conversion  of  shares of  Series C  Preferred  Stock and (ii)
            33,516 shares of Common Stock issuable upon  conversion of shares of
            Series  D  Preferred  Stock,  all of  which  are  held  by  Wheatley
            Partners,  L.P.,  and (b)(i) 1,795  shares of Common Stock  issuable upon conversion of shares of Series C Preferred Stock and (ii) 2,847 shares of Common Stock issuable upon  conversion of shares of Series
            D  Preferred  Stock,  all of  which  are  held by  Wheatley  Foreign
            Partners,  L.P. Mr. Lieber disclaims  beneficial  ownership of these securities,  except to the extent of his respective  equity interest therein.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 24 of 27 Pages
------------------------                                    --------------------

(8)         Includes (i) 1,795 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (ii) 2,847 shares of
            Common Stock issuable upon conversion of shares of Series D
            Preferred Stock, all of which are held by Wheatley Foreign Partners,
            L.P. Also includes (i) 21,123 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (ii) 33,516 shares of Common Stock issuable upon conversion of shares of Series
            D Preferred Stock, all of which are held by Wheatley Partners, L.P.
            Wheatley Foreign Partners, L.P. disclaims beneficial ownership of these securities.

(9)         Includes (i) 2,148 shares of Common Stock  issuable upon  conversion of shares  of Series C  Preferred  Stock  and (ii)  1,818  shares of
            Common  Stock  issuable  upon  conversion  of  shares  of  Series  D
            Preferred Stock, all of which are held by Woodland Partners.

(10)        Includes   (a)(i)  2,148  shares  of  Common  Stock   issuable  upon
            conversion  of  shares of Series C  Preferred  Stock and (ii)  1,818 shares of Common Stock issuable upon  conversion of shares of Series
            D Preferred Stock, all of which are held by Woodland  Partners,  and
            (b) 1,432 shares of Common Stock issuable upon  conversion of shares of Series C Preferred  Stock,  one-half of which are held by each of the  Woodland  Venture  Fund and Seneca  Ventures.  Mrs.  Rubenstein
            disclaims  beneficial  ownership of these securities,  except to the extent of her respective equity interest therein.

(11)        Consists of 716 shares of Common Stock  issuable upon  conversion of shares of Series C Preferred  Stock, all of which are held by Seneca
            Ventures.

(12)        Consists of 716 shares of Common Stock  issuable upon  conversion of shares  of  Series  C  Preferred  Stock,  all of  which  are held by
            Woodland Venture Fund.

(13)        Consists of 1,432 shares of Common Stock issuable upon conversion of shares of Series C  Preferred  Stock,  one-half of which are held by each of the  Woodland  Venture  Fund and Seneca  Ventures.  Woodland
            Services Corp.  disclaims  beneficial ownership of these securities, except to the extent of its respective equity interest therein.

            (b)  Wheatley  Partners,  L.P. has sole power to vote and dispose of
135,375  shares  of  Common  Stock,  representing   approximately  8.3%  of  the
outstanding  shares of Common  Stock and may be deemed to have  shared  power to vote and dispose of 10,922 shares of Common Stock,  representing less than 1% of the outstanding shares of Common Stock.

            Wheatley Foreign  Partners,  L.P. has sole power to vote and dispose of 10,922 shares of Common Stock,  representing  less than 1% of the outstanding shares of  Common  Stock  and may be  deemed  to have  shared  power to vote and dispose of 135,375 shares of Common Stock,  representing  approximately  8.3% of the outstanding shares of Common Stock.

            By virtue of being the general  partner of Wheatley  Partners,  L.P.
and a general partner of Wheatley Foreign Partners, L.P., Wheatley Partners, LLC
may be deemed to have  shared  power to vote and  dispose of  146,295  shares of
Common  Stock,  representing  approximately  8.9% of the  outstanding  shares of
Common Stock.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 25 of 27 Pages
------------------------                                    --------------------

            By virtue  of his being a member  and  Chief  Executive  Officer  of
Wheatley Partners, LLC, a general partner of Woodland Partners,  Seneca Ventures and Woodland  Venture Fund and the  President and sole  shareholder  of Woodland
Services Corp.,  Barry Rubenstein may be deemed to have shared power to vote and dispose of 155,503 shares of Common Stock,  representing  approximately  9.4% of the outstanding shares of Common Stock.

            Irwin  Lieber has sole power to vote and dispose of 7,417  shares of
Common  Stock,  representing  less than 1% of the  outstanding  shares of Common
Stock and by virtue of his being a member and President, Secretary and Treasurer of Wheatley Partners, LLC, Mr. Lieber may be deemed to have shared power to vote and dispose of 146,295 shares of Common Stock,  representing  approximately 8.9%
of the outstanding shares of Common Stock.

            Barry  Fingerhut  has sole power to vote and  dispose  of  1,625,366 shares of Common  Stock,  representing  approximately  54.3% of the  outstanding shares of Common Stock.  This number includes 47,383 shares of Common Stock held by an account for which Mr. Fingerhut has sole voting and dispositive  power. By virtue of his being a member and Executive Vice President of Wheatley  Partners,
LLC and being the spouse of Pamela  Fingerhut,  Mr.  Fingerhut  may be deemed to have  shared  power to vote and  dispose  of  152,635  shares of  Common  Stock, representing  approximately 9.3% of the outstanding shares of Common Stock. This number includes 6,340 shares of Common Stock held by Pamela Fingerhut.

            Jonathan  Lieber has sole power to vote and dispose of 358 shares of
Common Stock,  representing  less than 1.0% of the outstanding  shares of Common
Stock  and by  virtue  of his  being a member  and Vice  President  of  Wheatley
Partners, LLC, Mr. Lieber may be deemed to have shared power to vote and dispose of  146,295  shares  of Common  Stock,  representing  approximately  8.9% of the outstanding shares of Common Stock.

            Seth  Lieber  has sole  power to vote and  dispose  of 639 shares of
Common Stock,  representing  less than 1.0% of the outstanding  shares of Common
Stock  and by  virtue  of his  being a member  and Vice  President  of  Wheatley
Partners, LLC, Mr. Lieber may be deemed to have shared power to vote and dispose of  146,295  shares  of Common  Stock,  representing  approximately  8.9% of the outstanding shares of Common Stock.

            Woodland Partners has sole power to vote and dispose of 7,775 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common
Stock.

            By virtue of her being a general  partner of Woodland  Partners  and the Secretary and Treasurer of Woodland  Services  Corp.,  a general  partner of
Seneca Ventures and Woodland Venture Fund,  Marilyn  Rubenstein may be deemed to have  shared  power to vote  and  dispose  of  9,208  shares  of  Common  Stock, representing less than 1% of the outstanding shares of Common Stock.

            Seneca  Ventures has sole power to vote and dispose of 716 shares of
Common Stock,  representing  less than 1.0% of the outstanding  shares of Common
Stock.

            Woodland  Venture  Fund has sole  power to vote and  dispose  of 716 shares of Common Stock, representing less than 1.0% of the outstanding shares of
Common Stock.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 26 of 27 Pages
------------------------                                    --------------------

            By  virtue of its being a general  partner  of Seneca  Ventures  and
Woodland  Venture Fund,  Woodland  Services  Corp.  may be deemed to have shared power to vote and dispose of 1,432  shares of Common  Stock,  representing  less than 1.0% of the outstanding shares of Common Stock.

            Pamela  Fingerhut has sole power to vote and dispose of 6,340 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common
Stock.

            Item 5(c) is supplemented as follows:

            (c)  The  following   transactions  occurred  since  the  filing  of
Amendment No. 6.

REPORTING PERSON: BARRY FINGERHUT

            On March 27, 2003, Mr. Fingerhut, for himself and for an account for which he has sole voting and dispositive power, purchased in a private placement transaction  with the Issuer  14,786  shares of Series G Preferred  Stock for an aggregate purchase price of $400,000.  Each share of Series G Preferred Stock is initially  convertible  into ten shares of Common Stock at a conversion price of
$2.722 per share.  Mr. Fingerhut for himself and for an account for which he has sole  voting and  dispositive  power  received  5-year  warrants  to purchase an aggregate of 36,740  shares of Common Stock,  at an exercise  price of $2.99 per share. Such warrants expire on March 27, 2008.

------------------------                                    --------------------
CUSIP No. 92240C 10 0                 13D                    Page 27 of 27 Pages
------------------------                                    --------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 14, 2003                 WHEATLEY PARTNERS, L.P.
                                      By: Wheatley Partners, LLC,
                                          a General Partner

                                      By: /s/ Irwin Lieber
                                          --------------------------------------
                                          Irwin Lieber, President

                                      /s/ Irwin Lieber
                                      ------------------------------------------
                                      Irwin Lieber

                                      /s/ Barry Fingerhut
                                      ------------------------------------------
                                      Barry Fingerhut

                                      /s/ Pamela Fingerhut
                                      ------------------------------------------
                                      Pamela Fingerhut

                                      /s/ Seth Lieber
                                      ------------------------------------------
                                       Seth Lieber

                                      /s/ Jonathan Lieber
                                      ------------------------------------------
                                      Jonathan Lieber

                                      WHEATLEY FOREIGN PARTNERS, L.P.
                                      By:  Wheatley Partners, LLC, a General
                                           Partner

                                      /s/ Irwin Lieber
                                      ------------------------------------------
                                      Irwin Lieber, President

                                      SENECA VENTURES

                                      By: /s/ Barry Rubenstein
                                          --------------------------------------
                                          Barry Rubenstein, a General Partner

                                      WOODLAND PARTNERS

                                      By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner

                                      WOODLAND VENTURE FUND

                                      By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner